Exhibit 10.3

June 22, 2011

Re:	Change of Control and Severance Agreements

Dear Ron Martell:

You are currently a party to a change of control agreement and a severance agreement with Poniard Pharmaceuticals, Inc. (the “Company”) that provides for certain severance benefits upon a qualifying termination of employment with the Company. This letter is to inform you how your benefits under these agreements will be handled, and in some cases increased, in connection with the proposed merger by and among the Company, FV Acquisition Corp. and Allozyne, Inc. (the “Proposed Merger”) pursuant to the Agreement and Plan of Merger and Reorganization among the parties (the “Merger Agreement”).

Severance Agreement

In the event of a qualifying termination of employment prior to consummation of the Proposed Merger, you will be eligible to receive the benefits in the amounts and at the times set forth in your severance agreement (including any amendments thereto); provided, however, that, you have agreed to the treatment described below under “Change of Control Agreement” with respect to accrued vacation pay that would otherwise be payable pursuant to Section 5.1(a)(iii) of your severance agreement. Your outstanding stock options and restricted stock units also will become fully vested in the event of such termination of employment by the Company (except for the RSU as defined below), even though this is not required by your severance agreement.

Section 5.1(b) of your severance agreement provides that the Company will pay premiums for you and your family members for continued medical coverage under COBRA, referred to as “COBRA Continuation” in your severance agreement. Under the federal rules for COBRA eligibility applicable to the Company, you are not eligible to receive continued medical coverage under COBRA following a termination of employment at the Company, but the Company agrees to pay you the amount that the Company would have paid for you and your family members (at the applicable COBRA rate), had you been eligible for payment of such amounts under your severance agreement (the “COBRA Equivalent Payment”). Such amounts will be paid in accordance with the terms of your severance agreement.

Change of Control of Agreement

In the event of a qualifying termination of employment at or following consummation of the Proposed Merger, you will be eligible to receive the benefits in the amounts and at the time(s) set forth in your change of control agreement, as amended by this letter. Your outstanding stock options and restricted stock units also will become fully vested upon completion of the Proposed Merger, even though this is not required by your change of control agreement.

Similar to the treatment under your severance agreement, you will be eligible to receive an amount equal to the total COBRA Equivalent Payment (determined in the manner described above with respect to your severance agreement) for that number of months set forth your change of control agreement.

Grant of RSU in Lieu of Payment of Certain Cash Amounts under Your Severance and/or Change of Control Agreement

In the event of a qualifying termination of employment prior to or otherwise in connection with the Proposed Merger, you and the Company agree that you will receive immediately prior to such termination the following Restricted Stock Unit grant (the “RSU”) under the Company’s Amended and Restated 2004 Incentive Compensation Plan in lieu of cash amounts with respect to accrued vacation pay and the Annual Performance Bonus (as defined for purposes of the change of control agreement) otherwise payable under your severance and/or change of control agreements, as applicable:

•

An RSU for that number of shares of Company common stock equal to the quotient of (x) the sum of the Annual Performance Bonus payable under Section 8.1(a)(ii) and Section 8.1(c) of your change of control agreement and accrued vacation pay that would be payable under the Company’s standard policy under Section 5.1(a)(iii) of your severance agreement or Section 8.1(iv) of your change of control agreement, as applicable, and (y) the Acquiror Share Price (as defined in the Merger Agreement), rounded up to the nearest whole number of shares of Company common stock.

Effect of Consummation of the Proposed Merger

Upon consummation of the Proposed Merger, the following benefits will be payable to you:

•

the RSU will become vested and will be settled in shares of Company common stock (but please see below regarding the treatment of your accrued vacation pay in the event the Proposed Merger is not consummated); and

•

if, at such time, you are receiving or have received any amounts pursuant to the terms of your severance agreement, you will be eligible to receive, in connection with consummation of the Proposed Merger, the difference between the amounts paid under your severance agreement of such date for salary severance and the COBRA Equivalent Payment and the amounts that would have been payable to you under your change of control agreement for salary severance and the COBRA Equivalent Payment (the “Additional Payment”). Accordingly, subject to consummation of the Proposed Merger, you will receive the same total amount in severance with respect to such benefits that would have been payable to you under your change of control agreement (notwithstanding an earlier termination of employment).

In the event the Proposed Merger is not consummated, the RSU will not vest and will be forfeited and you will not be eligible to receive the Additional Payment. However, at such time you will be eligible to receive a lump sum payment in cash for your accrued vacation pay (calculated as of the effective date of termination).

In all other respects not addressed above, the terms and conditions of the change of control agreement and the severance agreement to which you are a party remain in full force and effect, including that all amounts payable thereunder are subject to all applicable withholding taxes.

Please acknowledge your understanding and agreement to the foregoing by signing below and returning a signed original of this letter to my attention as soon as possible.

Sincerely,

/s/ Robert M. Littauer
Robert M. Littauer Compensation Committee of the Board of Directors

Agreed and Accepted:

/s/ Ronald A. Martell
Ronald A. Martell